Exhibit 99.1

EVIDENCE OF SIGNATURE AUTHORITY

Excerpt from Commercial Register of Novartis AG

Identification number	Legal status	Entry	Cancelled	Carried CH-270.3.002.061-2
				from:	1
CHE-103.867.266	Limited or Corporation	01.03.1996		on:

All entries

In	Ca	Business name	Ref	Legal seat
1		Novartis AG	1	Basel
1	2	~~(Novartis SA) (Novartis Ltd)~~
2		(Novartis SA) (Novartis Inc.)

CHE-103.867.266			Novartis AG		Basel	7
All entries
In	Mo	Ca	Personal Data	Function	Signature

44			Harbin, Alisa, amerikanische Staatsangehörige, in Reinach BL		joint signature at two
	51		Heynen, Bruno, von Bellach und Ausserberg, in Solothum		joint signature at two